Exhibit 10.1
AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of April 29, 2019, by and between International Money Express, Inc. (formerly FinTech Acquisition Corp. II), a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of January 19, 2017 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent.  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with written consent of the registered holders of at least sixty-five percent (65%) of the then outstanding Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for a combination of 0.181 shares of Common Stock and $1.00 in cash, without interest, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, the registered holders of more than sixty-five percent (65%) of the then outstanding Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.            Amendment of Existing Warrant Agreement.  The Existing Warrant Agreement is hereby amended as follows:

1.1            Amend Section 2.5.  Section 2.5 is of the Existing Warrant Agreement is hereby amended by deleting the first sentence of Section 2.5.1 in its entirety and by inserting, in lieu thereof, the following:

“The Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor, Cantor, or any of their respective Permitted Transferees (as defined below), the Placement Warrants: (a) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (b) shall not be redeemable by the Company except pursuant to Section 6A hereof, and (c) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below) except to a Permitted Transferee and the period during which the Placement Warrants held by Cantor are exercisable may not be extended (pursuant to the last sentence of Section 3.2 or otherwise) beyond the date that is five years from the effective date of the Registration Statement. For purposes of clarity, notwithstanding the provisions of Section 2.5(b) hereof, Placement Warrants may be subject to a Mandatory Exchange made pursuant to Section 6A hereof.”

1.2            Amend and Restate Section 6.4. Section 6.4 of the Existing Warrant Agreement is hereby amended by deleting Section 6.4 in its entirety and by insertion, in lieu thereof, the following:

“6.4  Exclusion of Placement Warrants. The Company agrees that the redemption rights provided in this Section 6 (other than those set forth in Section 6A hereof) shall not apply to the Placement Warrants if at the time of the redemption such Placement Warrants continue to be held by the Sponsor, Cantor, or their Permitted Transferees; provided, however, that once such Placement Warrants are transferred (other than to Permitted Transferees under subsection 2.5), the Company may redeem the Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Placement Warrants to exercise the Placement Warrants prior to redemption pursuant to Section 6.3. Placement Warrants that are transferred to  persons other than Permitted Transferees shall, upon such transfer, cease to be Placement Warrants and shall become Public Warrants under this Agreement. For purposes of clarity, the exclusions of this Section 6.4 do not apply to any Mandatory Exchange made pursuant to Section 6A hereof. ”

1.3            Add New Section 6A.  The Existing Warrant Agreement is hereby amended by adding a new Section 6A thereto, as follows:

“6A            Mandatory Exchange.

6A.1 Company Election to Exchange.  Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the outstanding Warrants, as described in Section 6A.2 below, for a combination of 0.181 shares of Common Stock and  $1.00 in cash, without interest for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock).  In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by $11.99.

6A.2 Date Fixed for, and Notice of, Exchange.  In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”).  Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books.  Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.  The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange.  The Warrants may be exercised, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date.  On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.            Miscellaneous Provisions.

2.1            Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2            Applicable Law.  The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum

2.3            Counterparts.  This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4            Effect of Headings.  The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5            Entire Agreement.  The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

INTERNATIONAL MONEY EXPRESS, INC.

By:	/s/ Tony Lauro II
Name:	Tony Lauro II
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Isaac J. Kagan
Name:	Isaac J. Kagan
Title:	Vice President

[Signature Page to Warrant Agreement Amendment]